EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

EDIBLE GARDEN AG INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457	(o)	—	—	—		$—	$—
Equity	Preferred Stock, $0.0001 par value per share	457	(o)	—	—	—		—	—
Other	Warrants	457	(o)	—	—	—		—	—
Other	Purchase Contracts	457	(o)	—	—	—		—	—
Other	Rights	457	(o)	—	—	—		—	—
Other	Units	457	(o)	—	—	—		—	—
Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457	(o)	—	—	$50,000,000	(4)	0.00011020	$5,510
Total Offering Amounts						$50,000,000			$5,510
Total Fee Offsets									$2,516.49	(5)
Net Fee Due									$2,993.51

(1)

The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) warrants to purchase common stock, preferred stock or other securities, (d) purchase contracts, (e) rights to purchase common stock, preferred stock or other securities and (f) units consisting of some or all of these securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of the securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant's securities that become issuable by reason of any share splits, share dividends or similar transactions.

(2)

The Proposed Maximum Offering Price Per Unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(3)

The Maximum Aggregate Offering Price will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(4)

Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $50,000,000.

(5)	Earlier paid on November 1, 2021 as set forth in Table 2 below.

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Table 2 - Fee Offset Claims and Sources
	Registrant Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(p)
Fee Offset Claims	Edible Garden AG Incorporated	S-1(1)	333-260655	11/01/2021		$2,516.49	Equity	Common stock, par value $0.0001 per share		$57,632,250
Fee Offset Sources	Edible Garden AG Incorporated	S-1(1)	333-260655		04/26/2022						$8,612

(1)	The Registrant has completed any offering that included the unsold securities under the prior registration statement.

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